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Exhibit 99.3

FOR IMMEDIATE RELEASE:	NEWS
January 31, 2005	Nasdaq-ACTT

ACT TELECONFERENCING ANNOUNCES PROPOSED $14 MILLION FINANCING

        GOLDEN, Colo. ACT Teleconferencing (Nasdaq: ACTT—News), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced it has signed a term sheet with an investor for approximately $14 million.

        The proposed $14,000,000 financing will facilitate the restructuring of the company's debt and support its global reorganization. Terms were not announced pending negotiation and approval of definitive agreements. The company's subordinated debt lenders have agreed to a timetable for completion of definitive agreements by the company and the investor, regulatory compliance, and a shareholder meeting to allow the company's shareholders to vote on the transaction. The company expects to close on the financing on or before June 1, 2005.

        ACT CEO and President Gene Warren stated, "We believe the terms of the proposed agreement are favorable to ACT and our shareholders. The capital it provides will be sufficient to refinance our existing debt and provide working capital to strengthen our balance sheet. This capital infusion combined with the cost savings of our new operational structure will help us achieve our goal of improved financial performance in 2005."

About ACT Teleconferencing

        Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. The Company's headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT's Internet address is www.acttel.com.

        Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Unaudited information may not conform to US GAAP. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT. The ratios and information presented above include both audited and unaudited financial information and have been extracted from the Company's financial records for the purpose of assisting shareholders to review trends for modeling and analysis purposes.

Contact:
ACT Teleconferencing, Inc., Liza Kaiser, IR/Corporate Communications Manager
Ph: 303-233-3500; e-mail: lkaiser@acttel.com

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ACT TELECONFERENCING ANNOUNCES PROPOSED $14 MILLION FINANCING